EXHIBIT 99.1

                HEI, INC. ANNOUNCES AMENDMENT TO CREDIT AGREEMENT

    MINNEAPOLIS, July 7 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII)
( http://www.heii.com ) announced today that it has entered into an amendment to its Credit Agreement with Beacon Bank. The amendment calls for a continued maximum borrowing capacity of $5.0 million, subject to availability based on accounts receivable balances, at an interest rate of Prime plus 2.75% on net funds borrowed. In addition, borrowings will be subject to an immediate discount of .85% for processing. The facility is backed by our accounts receivable and is additionally secured by inventory and general intangibles. The term of the credit facility was extended to September 1, 2006 and is not subject to any restrictive financial covenants.

    "We are pleased that Beacon Bank was willing to provide us these improved terms in recognition of our improved balance sheet and operating results. These revised terms will reduce our borrowing costs as we work to continue to grow the Company," stated Mack V. Traynor, President and CEO.

    HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

    Headquarters & Microelectronics Division   PO Box 5000, 1495 Steiger Lake
                                                Lane, Victoria, MN  55386
    -- Advanced Medical Division               4801 North 63rd Street,
                                                Boulder, CO  80301
    -- High Density Interconnect Division      610 South Rockford Drive,
                                                Tempe, AZ  85281
    RF Identification and Smart Card Division  1546 Lake Drive West,
                                                Chanhassen, MN  55317

    FORWARD-LOOKING INFORMATION
    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, the integration of the Advanced Medical Division, collection of outstanding debt, HEI's ability to succeed on the merits and defend against litigation, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See risk factor in annual report on form 10K for year ended August 31, 2004.

/CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, both of HEI, Inc., +1-952-443-2500/ Web site: http://www.heii.com /